Exhibit 10.2

ADDITIONAL AGREEMENT №1 TO THE SUBLICENSE AGREEMENT No. SJV-01052015

Road Town	01 November, 2015

Janor Enterprises Limited, company, duly incorporated in British Virgin Islands, registration number 1606379, having its registered office at the address: Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands, represented by the Director Maria Zanti acting by virtue of the Articles of Association, acting on the basis of the Charter, hereinafter referred to as the “Licensor”, on the one part, and

QPAGOS Corporation. a company duly incorporated and registered in the State of Delaware located at The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801., represented by Chief Executive Officer Gaston Enrique Pereira, acting by virtue of the Charter hereinafter referred to as the “Licensee”, on the other part, hereinafter collectively referred to as the Parties and separately a Party.

The Licensor and the Licensee have concluded this Additional agreement to the License Agreement (hereinafter – “Agreement” or “License Agreement”) as follows:

1.    The item 2.10. of the Sublicense agreement should be read as follows

«2.10. The Licensor agrees that neither it nor any subsidiary, parent, entity under common control with the Licensor or any entity affiliated with the Licensor shall install a terminal and/ or kiosk or that incorporates the Program or technology that has the same or a similar effect and the Licensor shall not provide any person or entity other than Licensee with the right to install a terminal or kiosk in Mexico that incorporates the Program or technology that has the same or a similar effect on a third party terminal in Mexico.

The abovementioned right granted to the Licensee is subject to the payment in the amount of not less than 20,000 USD per year commencing on November 1st, 2015, and payable in quarterly installments of 5,000 USD in advance before the beginning of each quarter, except that the first two installments totaling 10,000 USD shall be payable till December 1st, 2015:

10, 000 USD for the period November 1, 2015 – April 30, 2016 - till December 1, 2015

5, 000 USD for the period May1, 2016 - July 31, 2016 5000 - before May 1, 2016

5, 000 USD for the period August 1, 2016 - October 31, 2016 - before August 1, 2016 and further in this manner if Licensee want to have exclusivity for other quarters.

In case of non-payment of abovementioned fee, the exclusivity provisions cease to apply and continues to operate as non-exclusive license.

The fee set in item 2.10 of the Agreement, shall not include taxes applicable in the territories od the Licensor’s and the Licensee’s incorporation.»

2. The Additional agreement is an integral part of the SUBLICENSE AGREEMENT No. SJV-01052015 and shall come into force from the date of the signing by the authorized representatives of the Parties (the date appointed above the preamble) and shall take effect till the date of full fulfillment of all obligations hereunder

3. This Additional agreement has been made in two counterparts having equal legal power, one counterpart for each Party.

4. All terms and definitions in this Additional agreement shall have the same meaning as in the SUBLICENSE AGREEMENT No. SJV-01052015

5. Illegality or invalidity of any provision of this Additional agreement shall not affect in any way the legality and the validity of its other provisions of the SUBLICENSE AGREEMENT No. SJV-01052015 and present Additional agreement.

Customer:

Director

/s/ Gaston Enrique Pereira	/ Gaston Enrique Pereira /

L.S.

Contractor:

Director

/s/ MariaZanti	/Maria Zanti/